Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Vice President, Global Corporate Communications and Investor Relations
305-520-8433
FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Second Quarter 2019 Financial Results

-Company Makes Positive Strides with Shift Towards Value-Added Approach-

-Gross Profit, Operating Income, and Net Income All up Year-over-Year-
CORAL GABLES, FL. - July 30, 2019 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the second quarter ended June 28, 2019. The Company reported earnings per diluted share of $0.78 for the second quarter of 2019, compared with a loss per share of $0.16 in the second quarter of 2018. Adjusted earnings per diluted share were $0.69 in the second quarter of 2019, compared with adjusted earnings per diluted share of $0.14 in the second quarter of 2018.
"Our stronger financial performance during the second quarter of 2019 signals that our recent strategic shift towards becoming a value-added and more diversified Company is the right direction for Fresh Del Monte,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “We believe that our movement away from being a volume based business helped us navigate the challenges of adverse weather and low industry volumes far better than we would have in the past. Rather than struggle against less-than-ideal market conditions, we are focused on ways to position Fresh Del Monte for further growth opportunities that we believe will drive profitability, and increase shareholder value over the long-term.”
Net sales for the second quarter of 2019 were $1,239.4 million, compared with $1,272.4 million in the second quarter of 2018. Net sales, compared with the prior year period, decreased in the Company's banana and fresh and value-added business segments, primarily due to lower sales volume and the weakening of currencies against the U.S. dollar in selling countries.
Gross profit for the second quarter of 2019 was $96.3 million, compared with $78.3 million in the second quarter of 2018. The increase in gross profit was the result of higher profitability in all of the Company's business segments, primarily due to higher selling prices of bananas in Europe and Asia, and higher selling prices in the fresh and value-added business segment. The increase was partially offset by increased fruit production and procurement, and ocean freight costs as well as the negative impact of unfavorable exchange rates.
Operating income for the second quarter of 2019 was $57.2 million, compared with operating income of $13.8 million in the second quarter of 2018. The increase in operating income was primarily the result of higher gross profit, lower selling, general and administrative expenses and lower asset impairment and other charges, net. Adjusted operating income was $52.9 million in the second quarter of 2019, compared with adjusted operating income of $28.6 million in the second quarter of 2018.
Net income attributable to Fresh Del Monte Produce Inc. for the second quarter of 2019 was $38.1 million, compared with net loss attributable to Fresh Del Monte Produce Inc. of $7.9 million in the second quarter of 2018. Adjusted net income was $33.8 million in the second quarter of 2019, compared with adjusted net income of $6.9 million in the second quarter of 2018. The change was primarily the result of higher operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Six months ended

Statement of Operations:	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018
Net sales	$1,239.4	$1,272.4	$2,393.6	$2,378.5
Cost of products sold	1,142.5	1,193.9	2,203.4	2,193.5
Other charges	0.6	0.2	0.6	0.2
Gross profit	96.3	78.3	189.6	184.8

Selling, general and administrative expenses	44.0	49.9	96.5	98.5
Gain on disposal of property, plant and equipment, net	5.7	5.7	9.2	5.9
Asset impairment and other charges, net	0.8	20.3	3.8	21.9
Operating income	57.2	13.8	98.5	70.3

Interest expense, net	6.8	5.7	13.6	9.3
Other (expense) income, net	(2.9)	(7.3)	8.4	(10.7)

Income before income taxes	47.5	0.8	93.3	50.3

Provision for income taxes	8.5	6.4	17.1	12.7
Net income (loss)	$39.0	$(5.6)	$76.2	$37.6

Less: Net income attributable to redeemable and noncontrolling interests	0.9	2.3	2.0	4.0
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$38.1	$(7.9)	$74.2	$33.6

Net income (loss) per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.79	$(0.16)	$1.53	$0.69

Net income (loss) per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.78	$(0.16)	$1.53	$0.69

Dividends declared per ordinary share	$—	$0.15	$—	$0.30

Weighted average number of ordinary shares:
Basic	48,533,444	48,753,227	48,540,571	48,767,411
Diluted	48,582,135	48,753,227	48,624,956	49,012,397

Selected Statement of Operations Data:
Depreciation and amortization	$24.3	$23.5	$49.0	$44.6

Non-GAAP Measures (per share)(1):
Reported net income - Diluted	$0.78	$(0.16)	$1.53	$0.69
Other charges	0.01	—	0.01	—
Asset impairment and other charges, net	0.02	0.42	0.08	0.45
(Gain) on disposal of property, plant and equipment, net	(0.12)	(0.12)	(0.19)	(0.12)
(Gain) on settlement of litigation, net	—	—	(0.26)	—
Adjusted net income - Diluted	$0.69	$0.14	$1.17	$1.02

(1) Refer to Non-GAAP measures section for further reconciliation of Non-GAAP measures.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 28, 2019				June 29, 2018
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$764.3	62%	$58.1	60%	$780.7	61%	$51.3	66%
Banana	440.0	35%	35.0	37%	457.8	36%	23.8	30%
Other products and services	35.1	3%	3.2	3%	33.9	3%	3.2	4%
	$1,239.4	100%	$96.3	100%	$1,272.4	100%	$78.3	100%

	Quarter ended
Net Sales by Geographic Region:	June 28, 2019		June 29, 2018

North America	$816.8	66%	$814.8	64%
Europe	171.2	14%	175.8	14%
Asia	131.1	10%	135.8	11%
Middle East	109.3	9%	126.0	10%
Other	11.0	1%	20.0	1%
	$1,239.4	100%	$1,272.4	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 28, 2019	December 28, 2018

Assets
Current assets:
Cash and cash equivalents	$16.2	$21.3
Trade and other accounts receivable, net	496.2	473.5
Inventories, net	530.7	565.3
Other current assets	51.6	78.7
Total current assets	1,094.7	1,138.8

Investment in and advances to unconsolidated companies	2.5	6.1
Property, plant and equipment, net	1,416.1	1,392.2
Operating lease right-of-use assets	182.1	—
Goodwill	423.7	423.4
Intangible assets, net	162.8	166.9
Other noncurrent assets	136.7	127.8
Total assets	$3,418.6	$3,255.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$497.4	$576.6
Current maturities of debt and finance leases	640.0	0.5
Current maturities of operating leases	49.9	—
Other current liabilities	13.1	8.9
Total current liabilities	1,200.4	586.0

Long-term debt and finance leases	0.4	661.9
Operating leases, less current maturities	104.6	—
Other noncurrent liabilities	290.8	237.7
Total liabilities	1,596.2	1,485.6

Redeemable noncontrolling interest	53.8	51.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,743.4	1,692.0
Noncontrolling interests	25.2	25.8
Total shareholders' equity	1,768.6	1,717.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,418.6	$3,255.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 28, 2019	June 29, 2018
Operating activities:
Net income	$76.2	$37.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48.5	44.3
Amortization of debt issuance costs	0.5	0.3
Asset impairment, net	3.3	18.3
Share-based compensation expense	6.1	7.0
Deferred income taxes	7.6	1.6
Gain on disposal of property, plant and equipment, net	(9.2)	(5.9)
Foreign currency translation adjustment	(1.2)	(1.8)
Other	—	0.1
Changes in operating assets and liabilities:
Receivables	(20.6)	(22.3)
Inventories	30.0	51.6
Prepaid expenses and other current assets	1.6	(11.4)
Accounts payable and accrued expenses	(73.7)	53.1
Other noncurrent assets and liabilities	(4.1)	(10.2)
Net cash provided by operating activities	65.0	162.3

Investing activities:
Capital expenditures	(70.2)	(81.8)
Investments in unconsolidated companies	—	(4.2)
Proceeds from sales of property, plant and equipment	28.0	8.2
Proceeds from sale of investment	0.7	—
Purchase of business, net of cash acquired	—	(373.3)
Net cash used in investing activities	(41.5)	(451.1)

Financing activities:
Net (repayments) borrowings on debt	(24.7)	329.4
Distributions to noncontrolling interests, net	(1.8)	(1.8)
Net proceeds related to share-based awards	(0.6)	0.4
Dividends paid	—	(14.6)
Repurchase and retirement of ordinary shares	(9.2)	(9.8)
Net cash (used in) provided by financing activities	(36.3)	303.6

Effect of exchange rate changes on cash	7.7	(0.1)

Net (decrease) increase in cash and cash equivalents	(5.1)	14.7
Cash and cash equivalents, beginning	21.3	25.1
Cash and cash equivalents, ending	$16.2	$39.8

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Fresh Del Monte Produce Inc.

Second Quarter 2019 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for the second quarter of 2019 decreased to $764.3 million, compared with $780.7 million in the second quarter of 2018. The decrease in net sales was primarily due to lower net sales in the Company's non-tropical and gold pineapple product lines. Gross profit for the second quarter of 2019 increased to $58.1 million, compared with gross profit of $51.3 million in the second quarter of 2018.

Gold pineapple - Net sales were $126.1 million, compared with $139.4 million in the prior year period. Volume was 16% lower. Pricing was 8% higher. Unit cost was 1% higher.
Fresh-cut fruit - Net sales were $147.0 million, in line with the prior year period. Volume increased 1%. Pricing was 1% lower. Unit cost was 3% lower.
Fresh-cut vegetables - Net sales were $121.4 million, compared with $125.2 million in the prior year period. Volume was 6% lower. Pricing was 3% higher. Unit cost was 10% higher.
Avocados - Net sales were $124.9 million, compared with $95.1 million in the prior year period. Volume decreased 4%. Pricing increased 37%. Unit cost was 45% higher.
Vegetables - Net sales were $40.6 million, compared with $38.7 million in the prior year period. Volume increased 10%. Pricing was 5% lower. Unit cost was 7% lower.
Non-tropical - Net sales were $69.5 million, compared with $86.5 million in the prior year period. Volume decreased 24%. Pricing was 6% higher. Unit cost was 3% higher.
Prepared food - Includes the Company's prepared traditional products, and meals and snacks product lines. Net sales and gross profit were impacted by a reduction in the Company's prepared traditional products.
Bananas
Net sales for the second quarter of 2019 decreased to $440.0 million, compared with $457.8 million in the second quarter of 2018. Volume was 7% lower than the prior year. Worldwide pricing increased $0.42, or 3%, to $14.94 per unit, compared with $14.52 per unit in the second quarter of 2018. Gross profit for the second quarter of 2019 increased to $35.0 million, compared with $23.8 million in the second quarter of 2018. Unit cost was in line with the prior year period.

Cash Flows
Net cash provided by operating activities for the first six months of 2019 was $65.0 million, compared with net cash provided by operating activities of $162.3 million in the same period of 2018. The decrease in net cash provided by operating activities was primarily attributable to higher net income, and lower accounts payable and accrued expenses, as a result of the timing and amount of payments made to vegetable growers.

Total Debt
Total debt decreased from $662.4 million at the end of 2018 to $640.4 million at the end of the second quarter of 2019. The debt is reported as current due to its April 2020 maturity date.
Interest Expense, Net
Interest expense, net for the second quarter of 2019 was $6.8 million, compared with $5.7 million in the second quarter of 2018. The increase was due to higher borrowing rates.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income, adjusted net (loss) income and adjusted net (loss) income per diluted share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit, adjusted operating income and adjusted net (loss) income provide us with an understanding of the results from the primary operations of our business. We use adjusted operating income and adjusted net (loss) income to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	June 28, 2019				June 29, 2018
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$96.3	$57.2	$38.1	$0.78	$78.3	$13.8	$(7.9)	$(0.16)
Adjustments:
Other charges (1)	0.6	0.6	0.6	0.01	0.2	0.2	0.2	—
Asset impairment and other charges, net (2)	—	0.8	0.8	0.02	—	20.3	20.3	0.42
(Gain) on disposal of property, plant and equipment, net (3)	—	(5.7)	(5.7)	(0.12)	—	(5.7)	(5.7)	(0.12)
As adjusted	$96.9	$52.9	$33.8	$0.69	$78.5	$28.6	$6.9	$0.14

	Six months ended
	June 28, 2019				June 29, 2018
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Net income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$189.6	$98.5	$74.2	$1.53	$184.8	$70.3	$33.6	$0.69
Adjustments:
Other charges (1)	0.6	0.6	0.6	0.01	0.2	0.2	0.2	—
Asset impairment and other charges, net (2)	—	3.8	3.8	0.08	—	21.9	21.9	0.45
(Gain) on disposal of property, plant and equipment, net (3)	—	(9.2)	(9.2)	(0.19)	—	(5.9)	(5.9)	(0.12)
(Gain) on settlement of litigation, net of tax (4)	—	—	(12.4)	(0.26)	—	—	—	—
As adjusted	$190.2	$93.7	$57.0	$1.17	$185.0	$86.5	$49.8	$1.02

(1)	Other Charges, net for the quarter ended June 28, 2019 related to inclement weather in Central America.

(2)
Asset impairment and other charges, net for the quarter and six months ended June 28, 2019 primarily related to an impairment of an equity investment and contract termination charges in the Philippines related to previously announced restructuring. Additionally, asset impairment and other charges, net for the six months ended June 28, 2019 primarily related to underutilized assets in South America. Asset impairment and other charges, net for the quarter and six months ended June 29, 2018 included restructuring activities in Asia and South America and acquisition costs in North America. Asset impairment and other charges, net for the six months ended June 29, 2018 also included acquisition costs related to Mann Packing and insurance proceeds in North America.

(3)
Gain on disposal of property, plant and equipment, net for the quarter and six months ended June 28, 2019 primarily related to gains on sale of underutilized tomato assets in North America and on sale of vessels. Gain on disposal of property, plant and equipment, net for the quarter and six months ended June 29, 2018 primarily related to a gain on sale of property and assets in Europe and South America offset by asset disposals in South America due to restructuring activities.

(4)
Gain on settlement of litigation, net of tax for the quarter and six months ended June 28, 2019 was $12.4 million with proceeds of $17.0 million, net of tax of $4.3 million and $0.3 million of legal fees.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the second quarter 2019 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the Mann's® brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2018 along with other reports that the Company has on file with the Securities and Exchange Commission.

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